Exhibit 3(iv)

                           CERTIFICATE OF ELIMINATION

      ELIMINATING CLASSES OF SERIES B, C and D CONVERTIBLE PREFERRED STOCKS

                                       OF

                                   ENZON, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)

      The undersigned, being the President and Chief Executive Officer of Enzon, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), hereby certifies, pursuant to Section 151 of the GCL, that:

      1. The name of the Corporation is Enzon, Inc. (the "Corporation").

      2. On January 31, 1996, the Corporation filed a Certificate of Designation creating a class of capital stock designated as Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Stock"), and authorized the issuance of 40,000 shares of such class.

      3. On March 15, 1996, the Corporation filed a Certificate of Designation creating a class of capital stock designated as Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Stock"), and authorized the issuance of 20,000 shares of such class.

      4. On February 28, 1997, the Corporation filed a Certificate of Designation creating a class of capital stock designated as Series D Convertible Preferred Stock, par value $.01 per share (the "Series D Stock"), and authorized the issuance of 20,000 shares of such class.

      5. No shares of the Series B Stock, the Series C Stock or the Series D Stock are outstanding and none will be issued pursuant to the Certificates of Designation listed in paragraphs two (2), three (3) and four (4) above.

      6. Pursuant to the authorization and direction of the Board of Directors of the Corporation, adopted by the resolution set forth below, the Corporation hereby eliminates the Classes of Series B Stock, Series C Stock and Series D Stock.

      7. The following is the resolution of the Corporation's Board of Directors eliminating such classes of preferred stock:


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      RESOLVED, that there currently being no outstanding shares of (1) the
Series B Convertible Preferred Stock; (2) the Series C Convertible Preferred Stock or (3) the Series D Convertible Preferred Stock, and that no shares will be issued subject to the certificates of designation setting forth the relative rights and preferences of the shares of each such series and previously filed with the Delaware Secretary of State and pursuant to Section 151 of the Delaware General Corporation Law the officers of the Corporation be and they hereby are authorized to file with the Delaware Secretary of State a Certificate of Elimination reciting this resolution and such Certificate will have the effect of eliminating from the Corporation's Certificate of Incorporation, as amended all matters set forth in the certificates of designation with respect to (1) the Series B Convertible Preferred Stock; (2) the Series C Convertible Preferred Stock and (3) the Series D Convertible Preferred Stock.

      IN WITNESS WHEREOF, this Certificate of Elimination is executed on behalf of the Corporation by its President and Chief Executive Officer this 20th day of May, 2002.

                                     ENZON, INC.


                                     By: /s/ Arthur Higgins
                                         ---------------------------------------
                                         Arthur Higgins
                                         President and Chief Executive Officer


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